NATURE’S CALL BRANDS INC. ANNOUNCES THAT LENDERS HAVE AGREED TO CONVERT THEIR DEBT TO COMMON SHARES

LAS VEGAS, NEVADA, NOVEMBER 18, 2010 – (OTCBB:NATC)

Nature’s Call Brands Inc. (“Nature’s Call” or the “Company”) is pleased to announce that its two significant lenders (the “Lenders”) have agreed to convert their respective loans to common shares of the Company (the “Shares”) at a per share price of $0.10. Each Lender had provided a loan of $150,000 in October of 2010 and will therefore receive a total of 1,500,000 Shares upon conversion. The interest that had accrued on the respective loans since their drawdown dates will be paid by the Company to the Lenders in cash upon the conversion.

As further consideration for the agreement of the Lenders to convert their loans to Shares, the Company’s Chief Executive Officer, Robbie Manis, has agreed to allow the Company to cancel 108 million restricted Shares held directly by him. To incentivize Mr. Manis to accept such cancellation, the two Lenders have agreed to subscribe for additional Shares in a future financing offer to be undertaken by the Company.

“The agreement by our two lenders to accept common shares of Nature’s Call in lieu of cash repayment for their debt claims demonstrates their confidence in our developing business plan”, stated Robbie Manis, Chief Executive Officer. “Needless to say, the conversion of debt to equity will bolster our balance sheet and assist in cash management issues for the Company. Furthermore, their agreement to partially backstop our forthcoming financing provides a welcome measure of certainty .”

About Nature’s Call Brands Inc.

Nature’s Call is based in Las Vegas, Nevada and trades on the OTC Bulletin Board under the trading symbol “NATC”. The Company is focused onthe acquisition and exploration of international gold and silver mining propertieslocated in regions that enjoy stable politics, sound economies and friendly business environments.Additional information about the Company may be found at www.naturescall.com.

For additional information contact:

Contact: Robbie Manis, Chief Executive Officer
Email: info@naturescall.com
PH: (702) 509-5049

Forward Looking Statements

This news release contains forward-looking statements .  Forward looking statements in this news release include that the former lenders will participate in a future financing. While they have agreed to do so, at the time of our financing the lenders may not have sufficient funds or may refuse to participate on grounds that are unknown at the current time. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws.